Exhibit 8.2

January 31, 2019

Oi S.A. – In Judicial Reorganization

Rua Humberto de Campos, 425, 8th floor, Leblon

22430-190

Rio de Janeiro, RJ, Brazil

Re:             Oi S.A. – In Judicial Reorganization Registration Statement

Ladies and Gentlemen:

We have acted as special United States federal income tax counsel to Oi S.A. – In Judicial Reorganization, a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form F-1, Registration No. 333- (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) The Registration Statement includes a prospectus (the “Prospectus”) relating to the resale, from time to time, by the shareholders identified in the Prospectus of up to 304,532,017 American Depositary Shares (the “Common ADSs”), each representing five of common shares of the Company (the “Common Shares”). The Common Shares and the Common ADSs are collectively referred to herein as the “Securities.”

You have requested our opinion regarding certain United States federal income tax considerations that may be relevant to prospective holders of the Securities. In rendering our opinion, we have examined and relied upon the truth, accuracy, and completeness of the facts, statements and representations contained in (i) the Registration Statement, and (ii) such other documents, certificates, records, statements and representations made by the Company as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have not, however, undertaken an independent investigation of any factual matters set forth in any of the foregoing.

In addition, we have assumed, with your permission, (i) that the statements and representations concerning the Company and its operations contained in the Registration Statement are true, correct and complete and will remain true, correct and complete at all relevant times and (ii) the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

January 31, 2019

We hereby confirm that the discussion contained under the captions “Taxation—Certain United States Federal Income Tax Considerations” in the Registration Statement, subject to the assumptions, qualifications and limitations contained therein, set forth our opinion as to the material U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition of the Securities by a “U.S. holder” (as such term is defined in such discussion in the Registration Statement).

We hereby consent to the discussion of this opinion in the Registration Statement, to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ White & Case LLP